Exhibit 99.1

445 Pine Avenue, Goleta, CA  93117

FOR IMMEDIATE RELEASE

Contact:	Charles G. Baltuskonis, EVP/CFO
Phone:	805-692-5821
E-mail:	cbaltuskonis@communitywestbank.com
URL:	www.communitywest.com
SYMBOL:	CWBC (NASDAQ)

Community West Bancshares Reports Q2 Net Income of $800,000

Book Value Per Common Share Increases to $7.78

Goleta, California, July 15, 2009 – Community West Bancshares (Company) (NASDAQ: CWBC), parent company of Community West Bank, today reported net income of $800,000 for the quarter ended June 30, 2009 (2009 Q2), compared to a net loss of $(252,000) for the quarter ended June 30, 2008 (2008 Q2).  For the six months ended June 30, 2009, the Company reported a net loss of $(5,929,000) compared to net income of $745,000 for the six months ended June 30, 2008.  Net income per diluted share available to common shareholders was $.09 for 2009 Q2 compared to a net loss of $(.04) for 2008 Q2.

Net Interest Income

Net interest income for the comparative quarter ended June 30, 2009 increased by $431,000, as the Company’s net interest margin increased by 5 basis points, to 3.78% for 2009 Q2 from 3.73% for 2008 Q2.

Total interest income for the comparative quarter ended June 30, 2009 decreased by $1,180,000.  A $1,656,000 decrease is attributed to lower interest rates and is partially offset by a $476,000 increase attributed to loan growth.

Interest expense on deposits for the comparative quarter decreased by $1,389,000.  $1,336,000 of the decrease is attributed to lower interest rates.  Interest expense on borrowings decreased $222,000, primarily due to lower interest rates.

Provision for Loan Losses

The Company recorded a $743,000 loan loss provision in 2009 Q2, reflecting the detailed evaluation of its loan portfolio in the context of the overall challenging economic environment.  During 2009 Q1, the Company experienced some deterioration and downgrades to specific loans in its portfolio, elevating the component of the allowance calculation related to historical loan losses.  In general, the Company experienced elevated levels of loan losses over the past year thereby resulting in a significantly higher allowance requirement.  The migration of the losses through the loan portfolio resulted in a calculated increase in the allowance from $7.3 million at December 31, 2008 to $13.4 million at June 30, 2009.  This increase is directly related to the effect of historical loan losses on our estimate of losses inherent in the portfolio as of the balance sheet dates and does not necessarily reflect expected future losses.  In addition, non-accrual loans slightly decreased from $16.9 million at December 31, 2008 to $16.0 million at June 30, 2009.

Non-Interest Income and Non-Interest Expenses

Non-interest income decreased by $385,000 to 2009 Q2 compared to 2008 Q2, primarily because 2008 Q2 included gains on loan and other asset sales.

Non-interest expenses increased by $70,000 to 2009 Q2 compared to 2008 Q2.  While salaries and employee benefits decreased by $515,000, this was offset primarily by an increase of $198,000 in the FDIC regular deposit insurance assessment and $306,000 in the FDIC special deposit insurance assessment.

BALANCE SHEET

The Company’s total assets increased $14.0 million to $671.0 million at June 30, 2009 compared to $657.0 million at December 31, 2008.  Net loans increased by $15.5 million and combined liquid assets and investment securities decreased by a net of $6.4 million.

On the funding side, as of June 30, 2009, deposits increased by $11.2 million while FHLB and FRB advances increased by $9.0 million compared to December 31, 2008.

CAPITAL

As of June 30, 2009, the Company had $60.4 million in total shareholders’ equity, or 9.01% of consolidated total assets, and book value per common share was $7.78.  The Company and Community West Bank continue to operate at capital levels in excess of the “well capitalized” benchmarks.

COMMENTS FROM PRESIDENT AND CHIEF EXECUTIVE OFFICER

Lynda J. Nahra, President and Chief Executive Officer, noted: “While the banking and economic environment nationally and in California continue to be unsettled, we are generally pleased with the Q2 results.  The margin improvement and Q1 cost reductions should continue to enhance operating earnings.  We will continue to focus on credit quality and our overall balance sheet strength."

COMPANY OVERVIEW

Community West Bancshares is a financial services company with headquarters in Goleta, California.  The Company is the holding company for Community West Bank, which has five full-service California branch banking offices, in Goleta, Ventura, Santa Maria, Santa Barbara and Westlake Village.  The principal business activities of the Company are Relationship banking, Mortgage lending and SBA lending.

See enclosed financial tables

Safe Harbor Disclosure

This release contains forward-looking statements that reflect management's current views of future events and operations.  These forward-looking statements are based on information currently available to the Company as of the date of this release.  It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, but not limited to, the ability of the Company to implement its strategy and expand its lending operations.

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COMMUNITY WEST BANCSHARES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in 000's, except per share data)

	June 30	December 31
	2009	2008

Cash and cash equivalents	$7,577	$12,253
Interest-earning deposits in other financial institutions	732	812
Investment securities	36,308	37,975
Loans:
Held for sale	102,072	131,786
Held for investment	507,886	456,630
Less: Allowance	(13,419)	(7,341)
Net held for investment	494,467	449,289
NET LOANS	596,539	581,075

Other assets	29,846	24,866

TOTAL ASSETS	$671,002	$656,981

Deposits	$486,640	$475,439
FHLB and FRB advances	119,000	110,000
Other liabilities	4,915	4,924
TOTAL LIABILITIES	610,555	590,363

Stockholders' equity	60,447	66,618

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$671,002	$656,981

Shares outstanding	5,915	5,915

Book value per common share	$7.78	$8.84

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Non-accrual loans, net	$16,011	$16,903

COMMUNITY WEST BANCSHARES
CONDENSED CONSOLIDATED INCOME STATEMENTS
(unaudited)
(in 000's, except per share data)

	Quarter Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

Interest income	$10,200	$11,380	$20,417	$23,391
Interest expense	3,966	5,577	8,420	11,427
Net interest income	6,234	5,803	11,997	11,964
Provision for loan losses	743	2,531	13,298	3,204
Net interest income (loss) after provision for loan losses	5,491	3,272	(1,301)	8,760

Non-interest income	1,255	1,640	2,423	3,054
Non-interest expenses	5,383	5,313	11,190	10,493
Income (loss) before income taxes	1,363	(401)	(10,068)	1,321
Provision (benefit) for income taxes	563	(149)	(4,139)	576

NET INCOME (LOSS)	$800	$(252)	$(5,929)	$745

Preferred stock dividends	262	-	523	-

NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS	$538	$(252)	$(6,452)	$745

Earnings (loss) per common share:
Basic	$0.09	$(0.04)	$(1.09)	$0.13
Diluted	0.09	(0.04)	(1.09)	0.12

Weighted average shares:
Basic	5,915	5,913	5,915	5,911
Diluted	5,915	5,913	5,915	5,974

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Selected average balance sheet items

Average assets	$672,094	$641,794	$672,415	$632,238
Average gross loans	605,684	567,310	602,648	559,955
Average deposits	487,964	476,513	486,461	463,528